UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D. C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)			October 24, 2003
POTOMAC ELECTRIC POWER COMPANY (Exact name of registrant as specified in its charter)
District of Columbia and Virginia (State or other jurisdiction of incorporation)		001-01072 (Commission File Number)	53-0127880 (I.R.S. Employer Identification No.)
701 Ninth Street, N. W., Washington, D. C (Address of principal executive offices			20068 (Zip Code)
Registrant's telephone number, including area code			(202) 872-3526
(Former Name or Former Address, if Changed Since Last Report)

Pepco Form 8-K Page 2
Item 5.		Other Events.

On October 24, 2003, Potomac Electric Power Company ("Pepco"), a wholly owned subsidiary of Pepco Holdings, Inc. (the "Company"), entered into a Settlement Agreement and Release (the "Settlement Agreement") with Mirant Corporation and Mirant Americas Energy Marketing, LP (collectively, "Mirant"), pursuant to which Mirant has agreed that it will not seek to reject in its ongoing bankruptcy proceeding Transition Power Agreements for Maryland and the District of Columbia, respectively (collectively, the "TPAs"). Under the TPAs, Mirant is obligated to supply Pepco with all of the capacity and energy needed to fulfill its standard offer service obligations in Maryland which expire in July 2004 and in the District of Columbia which expire in January 2005 on terms, based on current market prices, that are favorable to Pepco. In accordance with the Settlement Agreement, the TPAs will be amended to increase the purchase price of the energy. Effective October 1, 2003, the energy payment prices will increase to $41.90 per megawatt hour during summer months (May 1 through September 30) and $31.70 per megawatt hour during winter months (October 1 through April 30) in the District of Columbia and $46.40 per megawatt hour during summer months and $28.60 per megawatt hour during winter months in Maryland. These revisions will result in an increase in the average purchase price from approximately 3.4 cents per kilowatt hour to an average purchase price of approximately 4.0 cents per kilowatt hour. The revenues produced by the currently approved tariff rates that Pepco charges its customers for providing standard offer service average approximately 4.1 cents per kilowatt hour.

The Settlement Agreement, if approved by the court, will eliminate the price risk that Pepco would have incurred had the TPAs been rejected. In its Form 10-Q for the quarter ended June 30, 2003, Pepco had estimated that as of September 1, 2003, the additional cost to Pepco to replace the energy and capacity under the TPAs at then-current prices would total approximately $150 million for the balance of 2003 through the terms of the respective TPAs, which reflects the benefit to Pepco of the TPAs. Pepco estimates that under the TPAs, as amended, the additional cost of energy to Pepco will be approximately $60 million.

As an additional element of the Settlement Agreement, the parties have agreed that Pepco will have an allowed, pre-petition general unsecured claim of $105 million (the "Pepco Claim"). The ability of Pepco to recover damages from the Mirant bankruptcy estate in respect of the Pepco claim would depend on the amount of assets available for distribution to creditors and other factors. At the current stage of the bankruptcy proceeding, there is insufficient information to make a prediction regarding the amount, if any, that Pepco might be able to recover from the Mirant bankruptcy estate. Any recovery would be subject to the generation procurement credit formula and shared with customers pursuant to regulatory settlements.

Pepco Form 8-K Page 3

The effectiveness of the Settlement Agreement is contingent upon court approval of the Settlement Agreement and the Pepco Claim. In addition, Pepco has the right to terminate the Settlement Agreement at any time prior to November 7, 2003, if it believes, in its sole discretion, that either the Public Service Commission of Maryland or the Public Service Commission of the District of Columbia opposes the transactions contemplated by the Settlement Agreement.

Item 7.	Financial Statements and Exhibits.
(c) Exhibits
	Exhibit No.	Description of Exhibit	Reference
	10.1	Settlement Agreement and Release dated October 24, 2003, between and among Potomac Electric Power Company, Mirant Americas Energy Marketing, LP, and Mirant Corporation	Filed herewith.
	10.2	Amendment to Transition Power Agreement (Maryland) dated October 24, 2003	Filed herewith.
	10.3	Amendment to Transition Power Agreement (District of Columbia) dated October 24, 2003	Filed herewith.
Signatures Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
October 24, 2003 DATE		POTOMAC ELECTRIC POWER COMPANY (Registrant) By: /s/ A. W. WILLIAMS Andrew W. Williams Senior Vice President and Chief Financial Officer